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                 November 20, 2020

       TJ Parass
       Chief Executive Officer
       GTY Technology Holdings Inc.
       1180 North Town Center Drive, Suite 100
       Las Vegas, Nevada 89144

                                                        Re: GTY Technology
Holdings Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 18,
2020
                                                            File No. 333-250152

       Dear Mr. Parass:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Jeffrey Kauten, Staff Attorney, at (202) 551-3453 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Justin S. Reinus